CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the use in this Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated June 24, 2002, relating to the financial statements and financial highlights of Exeter Trust Company Group Trust for Employee Benefit Plans:
All-Equity Collective Investment Trust and International Collective Investment Trust, which appear in such Registration Statement. We also consent to the references to us under the headings "Custodian, Independent Accountants and Counsel" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers  LLP


Boston,  MA
June  24,  2002